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                                                              Exhibit 99(b)(iii)

                           SA FUNDS - INVESTMENT TRUST
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                             AMENDMENT #2 TO BY-LAWS
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ARTICLE III, SECTION 11. Article III, Section 11 is hereby amended to read as follows:

Except to the extent prohibited by the Investment Company Act of 1940, any action required or permitted to be taken by the Board of Trustees may be taken without a meeting if a majority of the members of the Board of Trustees shall individually or collectively consent to that action in writing or by any means of electronic communication. Any action so approved by written consent or by a means of electronic communication shall have the same force and effect as an action approved by a majority vote of the Board of Trustees at a meeting. All written or electronically communicated consents shall be filed with the minutes of the proceedings of the Board of Trustees.